Exhibit (a)(1)(D)

                            RARE MEDIUM GROUP, INC.

                          OFFER TO PURCHASE FOR CASH

               UP TO 2,500,000 SHARES OF ITS VOTING COMMON STOCK
                    AT A PURCHASE PRICE OF $1.00 PER SHARE

               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                         ON WEDNESDAY, APRIL 16, 2003,
                         UNLESS THE OFFER IS EXTENDED.


                                                March 13, 2003

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

   Rare Medium Group, Inc., a Delaware corporation ("Rare Medium"), is offering to purchase up to 2,500,000 shares of its voting common stock, $0.01 par value per share (the "Common stock"), at a price of $1.00 per share, net to the seller in cash, without interest.

   Rare Medium's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

   Only shares properly tendered and not properly withdrawn will be purchased. If the offer is over subscribed, tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for "odd lots" which will be purchased on a priority basis. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date (as defined in Section 1 of the Offer to Purchase).

   Rare Medium reserves the right, in its sole discretion, to purchase more than 2,500,000 shares pursuant to the offer.

   This offer is not conditioned on any minimum number of shares being tendered. However, this offer is subject to other conditions.

   If at the expiration of the offer more than 2,500,000 shares, or any greater number of shares as Rare Medium may elect to purchase, are properly tendered and not properly withdrawn, Rare Medium will buy shares first from any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on a notice of guaranteed delivery, who properly tender all their shares, and then on a pro rata basis from all other stockholders who properly tender shares at prices, subject to the conditional tender provisions.

   For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   1.    The Offer to Purchase dated March 13, 2003;

   2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares;
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   3.    The Notice of Guaranteed Delivery to be used to accept the offer and tender shares pursuant to the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

   4. A printed form of letter which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the offer;

   5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

   6. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the offer.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, April 16, 2003, unless the offer is extended.

   For shares to be tendered properly pursuant to the offer:

   (a) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

   (b) if a stockholder desires to tender shares pursuant to the offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the conditions set forth in Section 3 of the Offer to Purchase are satisfied.

   Rare Medium will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the offer. Stockholders holding shares in a brokerage account or otherwise through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. Rare Medium will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Rare Medium, the Information Agent or the Depositary for purposes of the offer. Rare Medium will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.


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   Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be addressed to Morrow & Co., Inc., as Information Agent, 445 Park Avenue, 5th Floor, New York, New York 10022, (212) 754-8000 (call collect) or (800) 654-2468 (toll-free).


                                          Very truly yours,


                                          Rare Medium Group, Inc.



   NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF RARE MEDIUM, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.



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